EXHIBIT 99.1

Contact:
David Nagler
Vice President Corporate Affairs
ARYx Therapeutics, Inc.
(510) 585-2200 x. 211
dnagler@aryx.com

ARYX THERAPEUTICS RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

COMPANY INTENDS TO REQUEST HEARING

FREMONT, CA., OCTOBER 8, 2010 — ARYx Therapeutics, Inc. (NASDAQ:ARYX) today announced that ARYx was notified October 5, 2010 by the staff of the NASDAQ Stock Market that it has not regained compliance with the $50 million minimum market capitalization requirement for continued listing on The NASDAQ Global Market, as set forth in Listing Rule 5450(b)(2)(A). As a result, ARYx’s common stock is subject to delisting from the NASDAQ Global Market unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (“Panel”).  Accordingly, ARYx intends to timely request a hearing before a Panel, automatically staying further action by NASDAQ until the Panel issues its decision following the hearing. At the hearing, ARYx will present its plan to regain compliance. In connection with such appeal, the Panel may grant ARYx, in its sole discretion, an additional compliance period of up to 180 calendar days from the date of the NASDAQ staff’s determination to regain compliance with the minimum market capitalization requirement for continued listing on The NASDAQ Global Market. There is no assurance that ARYx’s planned hearing before the Panel on the delisting determination will be successful.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical development: a prokinetic agent for the treatment of various gastrointestinal disorders, naronapride (ATI-7505); an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (ATI-5923); an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (ATI-2042); and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit ARYx’s Website at www.aryx.com for additional information.

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ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA  94555   Ph: 510-585-2200   Fax: 510-585-2202

www. aryx.com